EXHIBIT 5

                                Roger M. Barzun
                                Attorney at Law
                               60 Hubbard Street
                          Concord, Massachusetts 01742

                                                       Telephone: (508) 287-4275
                                                       Facsimile: (508) 287-4276

                                                                January 11, 1996

Oakhurst Company, Inc.
1001 Santerre Drive
Grand Prairie, Texas 75050

Gentlemen:

I am General Counsel of Oakhurst Company, Inc., a Delaware corporation, (the "Company"), and in that capacity this opinion is delivered to you in connection with the registration statement on Form S-1 (as amended from time to time, the "Registration Statement") to be filed with the Securities and Exchange Commission on or about January 11, 1996 under the Securities Act of 1933 relating to 987,451 shares (the "Shares") of the common stock, $0.01 par value per share (the "Common Stock") of the Company offered by certain stockholders of the Company listed in the Registration Statement.

I am familiar with the Company's Restated Certificate of Incorporation, its By-Laws and its corporate minute book as well as the Registration Statement. I have also examined such other documents, records and certificates and made such further investigation as I have deemed necessary for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

I understand that this opinion is to be used in connection with the Registration Statement and accordingly I consent to the filing of this opinion as an exhibit to the Registration Statement. I further consent to the reference to me under the heading "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Roger M. Barzun